As filed with the Securities and Exchange Commission on October 25, 2013
 Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

Medtronic, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota		41-0793183
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
710 Medtronic Parkway Minneapolis, Minnesota 55432
(Address, Including Zip Code, of Registrant's Principal Executive Offices)

MEDTRONIC, INC. 2013 STOCK AWARD AND INCENTIVE PLAN
(Full Title of the Plan)

Neil P. Ayotte Vice President and Interim General Counsel and Corporate Secretary 710 Medtronic Parkway Minneapolis, Minnesota 55432 (763) 514-4000
(Name, address and telephone number, including area code, of agent for service )

Copies to:
Erica Schohn Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer X	Accelerated filer
Non-accelerated filer	Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.10 per share
Medtronic, Inc. 2013 Stock Award and Incentive Plan	50,000,000 shares	$57.35(2)	$2,867,500,000	$369,334
Medtronic, Inc. 2013 Stock Award and Incentive Plan	22,121,596 shares	(3)	N/A	N/A
Total	72,121,596 shares

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of common stock, par value $0.10 per share of Medtronic, Inc. (the "Company"), which may become issuable under the Medtronic, Inc. 2013 Stock Award and Incentive Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(2) Computed in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices for a share of the registrant's common stock on October 24, 2013, as reported on the New York Stock Exchange.

(3) Pursuant to Rule 457(p) under the Securities Act, General Instruction E Form S-8, the registration fee previously paid with respect to these shares, which were registered under the Medtronic, Inc. Registration Statement on Form S-8 filed on October 15, 2009 (File No. 333-162500), is being carried forward to the registration of shares hereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a)
The Company's Annual Report on Form 10-K for the fiscal year ended April 26, 2013, filed with the SEC on June 24, 2013 (the "Form 10-K"), that contains audited consolidated financial statements of Medtronic, Inc. and its subsidiaries for the fiscal year ended April 26, 2013;

(b)	The Company's Quarterly Report on Form 10-Q for the quarter ended July 26, 2013, filed with the SEC on September 4, 2013;

(c)	The Company's Current Reports on Form 8-K, filed with the SEC on June 27, 2013, August 20, 2013, August 27, 2013 and October 23, 2013;

(d)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Company's Form 10-K referred to in (a) above (other than information contained in Current Reports on Form 8-K that is furnished, but not filed); and

(e)
The description of Common Stock and the associated Preferred Stock Purchase Rights contained in Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-121239) filed with the SEC on January 10, 2005, under the heading "Description of Capital Stock."

In addition, any and all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

Item 4.           Description of Securities

Not applicable.

Item 5.           Interests of Named Experts and Counsel

Not applicable.

Item 6.           Indemnification of Directors and Officers

Minnesota Statutes, Section 302A.521, subd. 2, requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Minnesota Statutes, Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by persons in their official capacity for the Company, reasonably believed that the conduct was in the best interests of the Company, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding (i) upon receipt by the Company of a written affirmation by the person of a good faith belief that the requirements for indemnification set forth above have been met as well as a written undertaking by the person to repay all amounts so paid or reimbursed by the Company, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (ii) after a determination that the facts then known to those making the determination would not preclude indemnification under this section. Under Section 302A.521, subd. 4, the Company may amend its articles of incorporation or bylaws to prohibit or condition such indemnification or expense advancement rights. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board consisting of disinterested directors, by special legal counsel, by the shareholders, or by a court. A director is disinterested if he or she is not a party to the proceeding for which indemnification or expense advancement is at issue. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

The Company's Bylaws provide that the Company shall indemnify such persons for such expenses and liabilities, in such manner, under such circumstances and to such extent permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended, or as required or permitted by other provisions of law. As permitted by Minnesota Statutes, Section 302A.521, the Company's Amended and Restated Articles

of Incorporation provide that a director shall have no personal liability to the Company or its shareholders for monetary damages for breach of his or her fiduciary duty as a director, provided, however that the Company's Amended and Restated Articles of Incorporation will not eliminate or limit the liability of a director to the extent permitted by applicable law (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for approving dividends or other distributions of corporate assets that are in contravention of certain statutory restrictions, or in contravention of the Company's Amended and Restated Articles of Incorporation or Bylaws or an agreement, and who fails to comply with the standard of conduct required by Minnesota Statutes, Section 302A.251; (iv) violations of certain Minnesota securities laws; (v) for any transaction from which the director derived an improper personal benefit; or (vi) for any act or omission occurring prior to the effective date of the applicable provision of the Company's Amended and Restated Articles of Incorporation.

In addition, the letter agreement governing employment of the Company’s Chief Executive Officer, a copy of which has been filed with the SEC, contains an indemnification provision consistent with the foregoing, and the Company has agreed, pursuant to change of control agreements that have been filed in form with the SEC, to indemnify certain officers in the event that it is obligated to make change of control payments to such officers and the payments result in certain excise or income taxes. The Company also maintains a director and officer liability insurance policy to cover the Company’s directors and officers against certain liabilities and expenses incurred by reason of certain acts of such persons in their capacities as directors and officers, and to cover the Company’s reimbursement of payments to its directors and officers in respect of such liabilities and expenses.

Item 7.           Exemption From Registration Claimed

Not applicable.

Item 8.           Exhibits

The following exhibits are filed as part of this registration statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit No.	Description

3.1	Medtronic Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on October 23, 2013).

3.2	Medtronic Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K filed with the SEC on June 30, 2004).

5.1	Opinion of Counsel.

10.1	Medtronic, Inc. 2013 Stock Award and Incentive Plan (incorporated herein by reference to Appendix A of the Proxy Statement on Form DEF 14A filed with the SEC on July 12, 2013).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.            Undertakings

(a)        The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2)        That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on October 25, 2013.

MEDTRONIC, INC.

By:	/s/ Neil P. Ayotte
	Name:	Neil P. Ayotte
	Title:	Vice President and Interim General Counsel and Corporate Secretary

Each person whose signature appears immediately below constitutes and appoints Neil P. Ayotte, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Chairman and Chief Executive Officer (principal	October 25, 2013
Omar Ishrak	executive officer)

*	Senior Vice President and Chief Financial Officer	October 25, 2013
Gary L. Ellis	(principal financial and accounting officer)

*	Director	October 25, 2013
Richard H. Anderson

*	Director	October 25, 2013
Scott C. Donnelly

*	Director	October 25, 2013
Victor J. Dzau, M.D.

*	Director	October 25, 2013
Shirley Ann Jackson, Ph.D.

*	Director	October 25, 2013
Michael O. Leavitt

*	Director	October 25, 2013
James T. Lenehan

*	Director	October 25, 2013
Denise M. O'Leary

*	Director	October 25, 2013
Kendall J. Powell

*	Director	October 25, 2013
Robert C. Pozen

*	Director	October 25, 2013
Preetha Reddy

* By: /s/ Neil P. Ayotte	Vice President and Interim General Counsel and	October 25, 2013
Neil P. Ayotte	Corporate Secretary, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Medtronic Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on October 23, 2013).

3.2	Medtronic Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K filed with the SEC on June 30, 2004).

5.1	Opinion of Counsel.

10.1	Medtronic, Inc. 2013 Stock Award and Incentive Plan (incorporated herein by reference to Appendix A of the Proxy Statement on Form DEF 14A filed with the SEC on July 12, 2013).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).